FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE ("Amendment") is made and entered into as of  October 31, 2016, by and between BIG BOX PROPERTY OWNER A, LLC, a Delaware limited liability company, as successor-in-interest to Cabot Acquisition, LLC, a Delaware limited liability company ("Landlord"), and ACCURIDE CORPORATION, a Delaware corporation ("Tenant").

RECITALS

WHEREAS, Landlord's predecessor-in-interest and Tenant entered into that certain Lease dated as of August 7, 2013 (such lease and all amendments and modifications thereto, including, without limitation, this Amendment, are collectively hereinafter referred to as the "Lease"), whereby Tenant agreed to lease certain premises consisting of approximately 170,462 rentable square feet (the "Premises") in the building located at 950 N. Raddant Road, Batavia, Illinois (the "Building"), all as more particularly described and set forth in the Lease; and

WHEREAS, Landlord and Tenant desire to extend the Term of the Lease and otherwise amend and modify the Lease on the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby covenant and agree as follows:

1. Defined Terms; Recitals.  Unless otherwise expressly defined herein, all capitalized terms used herein shall have the meanings set forth for such terms in the Lease.  The recitals set forth above are hereby incorporated into the body of this Amendment as if fully restated herein.

2. Extension Term.  Effective as of the date hereof, the Term of the Lease is hereby extended for an additional period of sixty-two (62) full calendar months (the "Extension Term"), which Extension Term shall commence on December 1, 2016 (the "Extension Term Commencement Date") and expire on January 31, 2022 (the "Expiration Date").  The Lease is hereby amended in all respects necessary to reflect that the Termination Date shall be deemed to be the Expiration Date.

3. Annual Rent.  Without limitation of Tenant's obligation to pay Annual Rent prior to the Extension Term Commencement Date, from and after the Extension Term Commencement Date through the Expiration Date, the Annual Rent in the amounts set forth below shall be payable to Landlord in accordance with the provisions of the Lease.

Period	Annual Rent	Monthly Installments of Annual Rent
December 1, 2016 – January 31, 2017*	N/A	$0.00
February 1, 2017 – November 30, 2017	N/A	$44,036.02
December 1, 2017 – November 30, 2018	$541,643.01	$45,136.92
December 1, 2018 – November 30, 2019	$555,184.08	$46,265.34
December 1, 2019 – November 30, 2020	$569,063.68	$47,421.97
December 1, 2020 – November 30, 2021	$583,290.27	$48,607.52
December 1, 2021 – January 31, 2022	N/A	$49,822.71

*Monthly Installments of Annual Rent shall be conditionally abated for the period of time commencing on December 1, 2016, and ending on January 31, 2017 (such period, the "Free Rent Period," and such abated amount of Monthly Installments of Annual Rent, collectively, the "Abated Rent").  Notwithstanding such abatement of the Abated Rent during the Free Rent Period, all Additional Rent (as defined below) shall be payable during the Free Rent Period (and throughout the remainder of the Extension Term) in accordance with the provisions of the Lease.  If at any time during the Term of the Lease, an Event of Default occurs under the Lease, then the abatement of the Abated Rent provided for in this provision shall immediately become void, and Tenant shall promptly pay to Landlord, in addition to all other amounts due to Landlord under the Lease, a portion of the Abated Rent, which portion shall be calculated by multiplying the Abated Rent by a fraction, the numerator of which fraction is the number of calendar months remaining in the Term at the time of such default and the denominator of which is sixty-two (62).

4. Additional Rent.  Effective as of the Extension Term Commencement Date, the Lease is hereby amended in all respects necessary to reflect that, in addition to the Annual Rent as set forth above and without limiting Tenant's liabilities and obligations under the Lease that accrue prior to the Extension Term Commencement Date or relate to matters or events occurring prior to the Extension Term Commencement Date, the Lease shall be a "triple net lease," without regard to any base year or stops or caps, and any references to the contrary set forth in the Lease are hereby deleted in their entirety and of no force or effect, and Tenant shall pay Tenant's Proportionate Share of Expenses, Taxes and Insurance Costs for the Building during the Extension Term, all as more particularly set forth on Exhibit C attached hereto and made a part hereof.  As of the date hereof, Landlord estimates that Tenant's Proportionate Share of (i) Expenses for calendar year 2017 shall equal $55,252.46, (ii) Taxes for calendar year 2017 shall equal $189,212.82, and (iii) Insurance Costs for calendar year 2017 shall equal $13,636.96 (Tenant's Proportionate Share of Expenses, Taxes and Insurance Costs are hereinafter collectively referred to as "Shared Expenses," and Shared Expenses and all other amounts or charges due under the Lease by Tenant are hereinafter collectively referred to as "Additional Rent").  The Shared Expenses shall be payable by Tenant to Landlord in equal monthly installments of $21,508.52 (subject to increase as set forth in this Amendment) on or before the first day of each calendar month (commencing on the Extension Term Commencement Date).  The foregoing estimate of Tenant's initial monthly payment of Shared Expenses does not reflect any taxes, if applicable, that apply to such payments.  Tenant acknowledges that the foregoing estimates do not supersede the specific provisions contained in Exhibit C and may be adjusted by Landlord as provided on Exhibit C.

5. Landlord's Work. Tenant hereby acknowledges that (a) Landlord shall have no obligation whatsoever to perform any work to the Premises in connection with this Amendment or the Extension Term except as specifically set forth in this Amendment, including, without limitation, Exhibit A, (b) Tenant is familiar with and has inspected the Premises, and (c) except as otherwise set forth in this Amendment, Tenant shall accept the Premises on an "AS-IS," "WHERE-IS" basis.  Landlord shall, at Landlord's sole cost and expense and without charging the same to Tenant in any manner, including, without limitation as a Shared Expense (except with respect to a Tenant Delay and as set forth in Exhibit A with respect to the Dock Work), using building-standard materials, furnish or perform the improvements to the Premises set forth on Exhibit A attached hereto and made a part hereof (collectively, the "Landlord's Work").  Landlord shall commence the Landlord's Work promptly after the date hereof and shall use commercially reasonable efforts to complete the Landlord's Work within ninety (90) days after the date hereof.  Landlord and Tenant acknowledge and agree that (i) Landlord shall not be liable to Tenant for any inconveniences Tenant may experience during the performance, construction or installation of the Landlord's Work which are beyond Landlord's control or, except as expressly set forth in this Section 5, for any delays in Landlord's completion of the Landlord's Work (regardless of the length of any such delays); (ii) Landlord shall not be obligated to perform, construct or install (or cause to be performed, constructed or installed) the Landlord's Work at any time other than during normal business hours on regular business days; (iii) Tenant shall ensure that neither Tenant, nor any of Tenant's agents, sublessees, employees, representatives, contractors, subcontractors, suppliers, customers and invitees (collectively, the "Tenant Parties"), interfere with or impede the performance and completion of the Landlord's Work (regardless of whether such Landlord's Work is performed by Landlord or any of Landlord's agents, employees, contractors, or subcontractors); (iv) Landlord shall ensure that Landlord, and all of Landlord's agents, employees, representatives, contractors, subcontractors, and suppliers shall use commercially reasonable efforts to minimize disruptions to Tenant's business that may be caused by the performance of Landlord's Work; (v) Landlord shall have access to the Premises at reasonable times and upon reasonable notice for the purpose of performing, installing and completing the Landlord's Work; and (vi) Tenant and Landlord shall use good faith efforts to cooperate with each other during the performance, construction and installation of the Landlord's Work, and Tenant shall be responsible, at no cost to Landlord, for the moving of any and all furniture, trade fixtures, equipment and/or personal property that is reasonably necessary for Landlord to complete (or cause the completion of) the Landlord's Work.  Notwithstanding anything to the contrary contained herein, in the event the Landlord's Work is not Substantially Completed on or before the date that is one hundred twenty (120) days after the date hereof (the "Outside Completion Date"), Tenant shall be entitled to a $500 credit against Annual Rent for each day the Substantial Completion of the Landlord's Work is delayed beyond such Outside Completion Date (such credit to be in addition to the abatement of Monthly Installments of Annual Rent set forth in Section 3 above).  Notwithstanding the foregoing, if Substantial Completion of the Landlord's Work is delayed beyond such Outside Completion Date as a result of (x) matters beyond the reasonable control of Landlord (such as delays in receiving permits), and/or (y) Tenant Delays (as hereinafter defined), such delays shall be excused for all relevant purposes and the Outside Completion Date shall be extended by one (1) day for every one (1) day of such delays. Landlord shall perform the Landlord's Work in a good and workmanlike manner and in compliance with all applicable laws, rules, ordinances or requirements of any governing authority having jurisdiction over the Premises (but not matters arising due to Tenant's specific use of the Premises).  Nothing contained in this amendment shall eliminate, limit or modify Landlord's or Tenant's repair and maintenance obligations set forth in the Lease.  In the event any accrued Tenant Delays cause Landlord to pay or incur costs or expenses in connection with the design, construction and substantial completion of the Landlord's Work in excess of the costs or expenses that would otherwise have been paid or incurred by Landlord, Tenant shall pay any such reasonable out-of-pocket excess costs and expenses to Landlord, as Additional Rent, within ten (10) days after Landlord submits invoices for any such excess costs or expenses.  For purposes herein, "Tenant Delays" shall mean delays in the design, construction or substantial completion of the Landlord's Work by or on behalf of Landlord caused or contributed to by Tenant or any of the Tenant Parties.  For purposes herein, "Substantially Completed" or "Substantial Completion" means the Landlord's Work has been completed except for minor or insubstantial details of construction, repair, mechanical adjustment, or finishing touches, which items shall not adversely affect Tenant's conduct of its ordinary business activities in the Premises, as reasonably determined by Landlord's contractor or architect.

6. Renewal Option.  Tenant shall have the option to extend the Term of the Lease for all of the then leased Premises for one (1) additional period of five (5) years ("Renewal Option"), under and subject to the following terms and conditions:

(a) The renewal term ("Renewal Term") shall be for a five (5) year period commencing on the day immediately following the expiration of the Extension Term and expiring on the day immediately preceding the fifth (5th) anniversary thereof. Tenant must exercise the Renewal Option, if at all, by written notice to Landlord delivered at least two hundred seventy (270) days and no more than three hundred sixty-five (365) days prior to the expiration date of the Extension Term, time being of the essence.

(b) As a condition to Tenant's exercise of the Renewal Option, at the time Tenant delivers its notice of election to exercise the Renewal Option to Landlord and at the time the Renewal Term is scheduled to commence, there shall be no Event of Default then existing and the Lease shall be in full force and effect, and Tenant shall not have assigned the Lease or sublet the Premises to a party that is not an Affiliate (as defined in Section 9.8 of the Lease).

(c) The Annual Rent for the first year of the Renewal Term shall be the then current fair market rent for renewals for comparable space in similar buildings within a three (3) mile radius of the Building, but in no event less than the Annual Rent for the last year of the Extension Term (the "Minimum Fair Market Rental"), and Annual Rent for each subsequent year during the Renewal Term shall increase consistent with then existing market annual escalations ("Fair Market Rental").

(d) Landlord shall determine the Fair Market Rental using its good faith judgment and shall provide written notice ("Landlord's Notice") of such Fair Market Rental within fifteen (15) days after delivery of Tenant's renewal notice pursuant to this Section 6.  Tenant shall thereupon have the following options: (i) accept Landlord's proposed Fair Market Rental or (ii) object to Landlord's proposed Fair Market Rental.  Tenant shall provide Landlord with written notice ("Tenant's Notice") of its election to accept or object to Landlord's proposed Fair Market Rental within fifteen (15) days after Tenant's receipt of Landlord's Notice.  If Tenant fails to provide Tenant's Notice within such fifteen (15) day period, Tenant shall be deemed to have accepted Landlord's proposed Fair Market Rental in accordance with clause (i) above.  If Tenant objects to Landlord's proposed Fair Market Rental in accordance with clause (ii) above, Landlord and Tenant shall attempt to negotiate a mutually acceptable Fair Market Rental within fifteen (15) days following Landlord's receipt of Tenant's Notice.  If such negotiations have not been concluded within such fifteen (15) day period, either Landlord or Tenant (in such capacity, the "Initiating Party") may request an independent determination of the Fair Market Rental for the Renewal Term by giving written notice ("Independent Appraiser Notice") to the other party (the "Responding Party") no later than five (5) days after the expiration of such fifteen (15) day period.  The Independent Appraiser Notice shall designate an MAI real estate appraiser or real estate broker with at least ten (10) years' experience in leasing comparable space in similar buildings within a three (3) mile radius of the Building (a "Qualified Appraiser").  Within ten (10) days after receipt of the Independent Appraiser Notice, the Responding Party shall select a different Qualified Appraiser and give written notice of such selection to the Initiating Party.  If the Qualified Appraisers selected by the Initiating Party and the Responding Party fail to agree upon the Fair Market Rental within ten (10) days after selection of the second Qualified Appraiser, the Qualified Appraisers shall select a third Qualified Appraiser to determine the Fair Market Rental within ten (10) days after the selection of such third Qualified Appraiser.  The Fair Market Rental for the Renewal Term shall be equal to the arithmetic average of the three (3) determinations of Fair Market Rental by the Qualified Appraisers; provided, however, that if one of the determinations of Fair Market Rental submitted by a Qualified Appraiser deviates from the median of the three (3) determinations of Fair Market Rental by more than five percent (5%), the Fair Market Rental for the Renewal Term shall be equal to the arithmetic average of the other two (2) determinations of Fair Market Rental.  The determination of the Fair Market Rental in accordance with this Section 6(d) shall be final, binding and conclusive on Landlord and Tenant (subject to the Minimum Fair Market Rental).  Each of Landlord and Tenant shall be responsible for the costs and expenses of its Qualified Appraiser and shall split evenly the costs and expenses of the third Qualified Appraiser.

(e) Notwithstanding anything to the contrary in the Lease, except as specifically set forth in this Amendment, Tenant shall have no right or option to renew or extend the Term of the Lease.  Without limitation of the foregoing, Section 39 of the Lease is hereby deleted in its entirety and of no force or effect.

7. Termination Option.  Tenant shall have one (1) option to terminate the Lease, subject to the terms and conditions set forth on Exhibit B attached hereto and made a part hereof.  Notwithstanding anything in the Lease to the contrary, except as specifically set forth in this Amendment, Tenant shall have no rights or options to terminate the Lease.  Without limitation of the foregoing, Section 40 of the Lease is hereby deleted in its entirety and of no force or effect.

8. Broker.  Landlord and Tenant each hereby represents and warrants to the other that it did not engage or deal with any broker, finder, or agent, other than Mohr Partners, Inc. (the "Broker"), in connection with the negotiation and/or execution of this Amendment.  Landlord and Tenant agree to indemnify and save the other harmless from any claim, demand, damage, liability, cost or expense (including, without limitation, attorneys' fees) paid or incurred by the indemnified party as a result of any claim for brokerage or other commissions or fees made by any broker, finder, or agent (other than Broker), whether or not meritorious, employed or engaged or claiming employment or engagement by, through, or under the indemnifying party in connection with this Amendment.  Broker shall be compensated by Landlord pursuant to the terms of a separate commission agreement.

9. Effect of Amendment.  Except as expressly amended hereby, the Lease shall continue in full force and effect and unamended.  In the event of any conflict or inconsistency between the provisions of the Lease (other than this Amendment) and this Amendment, the provisions of this Amendment shall control.  From and after the date hereof, references to the "Lease" (including, without limitation, any and all references contained in this Amendment) shall mean the Lease as amended by this Amendment.

10. Binding Effect.  This Amendment will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11. Headings.  The paragraph headings that appear in this Amendment are for purposes of convenience of reference only and are not in any sense to be construed as modifying the substance of the paragraphs in which they appear.

12. Counterparts.  This Amendment may be executed in one or more counterparts, each of which will constitute an original, and all of which together shall constitute one and the same agreement.  Executed copies hereof may be delivered by e-mail or facsimile and, upon receipt, shall be deemed originals and binding upon the parties hereto.  Without limiting or otherwise affecting the validity of executed copies hereof that have been delivered by e-mail or facsimile, the parties will use reasonable efforts to deliver originals as promptly as possible after execution.

13. Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the state in which the Premises are located.

14. Authority.  The parties represent and warrant to each other that it has full power, right and authority to execute and perform this Amendment and all corporate action necessary to do so have been duly taken.

15. Binding Agreement.  Submission of this Amendment shall not be deemed to be an offer or an acceptance of the terms herein, and neither Landlord nor Tenant shall be bound by the terms herein until Landlord has delivered to Tenant, or to Tenant's agent, or designated representative, a fully executed copy of this Amendment (which may be delivered in counterparts as described above), signed by both of the parties in the spaces herein provided.

16. OFAC.  Tenant represents and warrants that neither it nor any of its officers or directors is, and that, to the actual knowledge of the signatory to this Amendment, none of its employees, representatives, or agents is, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental regulation, and that it will not transfer the Lease to, or knowingly contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.  Tenant represents and warrants that it is currently in compliance with, and shall at all times during the term of the Lease remain in compliance with, the regulations of OFAC and any other governmental requirement relating thereto.

17. Notices.  The Lease is hereby amended in all respects necessary to reflect that the address of Landlord for notice purposes is:

Big Box Property Owner A, LLC
c/o Exeter Property Group
101 West Elm Street, Suite 600
Conshohocken, PA 19428

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the dates set forth below, to be effective for all purposes, however, as of the date first set forth above.

LANDLORD: BIG BOX PROPERTY OWNER A, LLC, a Delaware limited liability company By: /s/ TIMOTHY J. WEBER Name: Timothy J. Weber Its: Authorized Signatory Date: October 31, 2016
TENANT: ACCURIDE CORPORATION, a Delaware corporation By: /s/ MICHAEL HAJOST Name: Michael Hajost Its: Chief Financial Officer Date: October 26, 2016

EXHIBIT A
LANDLORD'S WORK

EXHIBIT B
TERMINATION OPTION

Tenant shall have one (1) option to terminate the Lease (the "Termination Option") in accordance with the following terms and conditions:
i. If Tenant desires to exercise the Termination Option, Tenant shall (a) give Landlord irrevocable written notice ("Termination Notice") of Tenant's exercise of this Termination Option no later than 5:00 p.m. (local time at the Premises) on January 31, 2019, and (b) pay Landlord, in immediately available funds, a termination fee in the amount of $170,000.00 (the "Termination Fee").  The Termination Fee must be delivered simultaneously with the Termination Notice in order for the Termination Notice to be effective.  In the event Tenant timely and properly delivers the Termination Notice and Termination Fee to Landlord, the Lease shall terminate effective as of 11:59 p.m. (local time at the Building) on January 31, 2020 (the "Early Termination Date").  Time is of the essence with respect to Landlord's receipt of the Termination Notice and all other deadlines in this Exhibit B.
ii. Tenant's obligations to pay Annual Rent, Additional Rent, and any other costs or charges under the Lease, and to perform all other Lease obligations for the period up to and including the Early Termination Date, shall survive the termination of the Lease.  In addition, any and all of Tenant's obligations under the Lease which, by their terms, expressly survive the termination of the Lease, shall survive the termination of the Lease.
iii. Notwithstanding the foregoing, if at any time during the period on or after the date on which Tenant delivers a Termination Notice and including the Early Termination Date, an Event of Default occurs beyond the applicable notice and cure period, then the Termination Notice shall, at Landlord's election, automatically be revoked and the Lease shall remain in full force and effect, subject to all relevant provisions concerning default, notice, cure and remedies.  In such event, the Termination Fee shall be promptly returned to Tenant.
iv. In the event Tenant exercises the Termination Option, Tenant covenants and agrees to surrender full and complete possession of the Premises to Landlord on or before the Early Termination Date vacant and in accordance with the provisions of the Lease.  Additionally, on the Early Termination Date, the Premises shall be free and clear of all leases, tenancies, and rights of occupancy of any entity claiming by or through Tenant.
v. If Tenant fails to deliver possession of the Premises on or before the Early Termination Date in accordance with the terms of the Lease and this Exhibit B, Tenant shall be deemed to be a holdover tenant from and after the Early Termination Date, and any and all applicable provisions of the Lease shall apply to Tenant's holdover of the Premises.  Accordingly, in response to such a holdover by Tenant, Landlord shall be entitled to exercise or pursue (i) any and all of its rights under the Lease, and (ii) any other legal or equitable remedies otherwise available to Landlord.  Landlord may accept any such holdover payments from Tenant without prejudice to Landlord's right to evict Tenant from the Premises by any lawful means.
vi. If Tenant timely and properly exercises the Termination Option and complies with the terms and conditions of this Exhibit B, the Lease shall cease and expire on the Early Termination Date with the same force and effect as if said Early Termination Date were the date originally provided in the Lease as the expiration date of the term of the Lease.
vii. The Termination Option is personal to Tenant and Tenant's Affiliates.  If the Lease is assigned to a party that is not an Affiliate or all or a portion of the Premises is sublet to a party that is not an Affiliate, this Termination Option shall automatically be deemed null and void and neither Tenant nor any assignee or subtenant (other than an Affiliate) shall have the right to exercise the Termination Option during the term of such assignment or sublease.

EXHIBIT C
TRIPLE NET LEASE
Effective as of the Extension Term Commencement Date, the Lease is hereby amended as follows:
1. Section 4.2, Section 4.3, Section 4.4 and Section 4.5 of the Lease are hereby deleted in their entirety and of no force or effect.
2.  The definitions of Base Year (Expenses), Base Year (Insurance) and Base Year (Taxes) on the Reference Page of the Lease are deleted in their entirety and of no force or effect.
3.  The references in Section 4.1.2 of the Lease to "three percent (3%) of the Annual Rent" are hereby deleted and replaced with "three percent (3%) of the gross Rent (i.e., Annual Rent together with Tenant's Proportionate Share of Shared Expenses)".
4. The amount of the Shared Expenses set forth in Section 4 of this Amendment represents the estimated Shared Expenses for December 2016 and the calendar year of 2017.  Landlord shall present to Tenant each calendar year (beginning with 2018) a statement of the estimated Shared Expenses for such calendar year (which statement Landlord shall use commercially reasonable efforts to deliver prior to the beginning of the applicable calendar year), and upon delivery thereof, such estimated Shared Expenses shall be payable by Tenant to Landlord in twelve (12) equal monthly installments over the course of such calendar year.  Landlord's failure to deliver such a statement of Tenant's estimated Shared Expenses shall not operate to excuse Tenant from the payment of the monthly installment of Shared Expenses.  Rather, Tenant shall continue to pay the monthly installment of Shared Expenses based on Landlord's most recent calculation thereof until such a statement is delivered to Tenant, with such statement being applied retroactively to the beginning of the calendar year and Tenant making up any under payments immediately upon its receipt of such statement.  Landlord may, from time to time (but not more than twice per calendar year), recalculate Tenant's estimated Shared Expenses in order to more accurately reflect Landlord's good faith estimate of Tenant's Shared Expenses, and Tenant shall commence paying the recalculated Shared Expenses immediately after receiving notice thereof.  Within one hundred twenty (120) days after the end of each calendar year (and as soon as practical after the expiration or termination of this Lease or, at Landlord's option, after a sale of the Building), Landlord shall provide Tenant with a statement detailing the actual Shared Expenses ("Statement") for the preceding calendar year or part thereof.  Within thirty (30) days after delivery of the Statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other or, at Landlord's option, if applicable, Landlord may credit Tenant's account for any overpayment (but only if a sufficient amount of the Term of Lease remains to fully realize such credit).  Landlord's and Tenant's obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of the Lease.  If the Building is not fully occupied during any period, Landlord may make a reasonable adjustment based on occupancy in computing the Shared Expenses for such period so that Shared Expenses are computed as though the Building had been fully occupied.
5.  The phrase "however, capital expenses incurred for any such repair, maintenance or replacement shall be the sole responsibility of Landlord and not included in Expenses" in Section 7.1 of the Lease is hereby deleted in its entirety and replaced with "however, capital expenses incurred for any such repair, maintenance or replacement shall be included in Expenses only to the extent permitted by Section 4.1.2."
6.  The phrases (a) "but only with prior written approval of Tenant" in Section 4.1.2(i) of the Lease, and (b) "but only if approved by Tenant in writing or" in Section 4.1.2(ii) of the Lease are hereby deleted their entirety.
7.  The phrases (a) "one percent (1%) in excess of the Wall Street Journal prime lending rate announced from time to time" in the last sentence of the first paragraph of Section 4.1.2 of the Lease, and (b) "one percent (1%) in excess of the Wall Street Journal prime lending rate announced from time to time, as of the date such expense is incurred" in Section 7.2.1 of the Lease are hereby deleted in their entirety and replaced with "nine percent (9%)."
8.  The phrase "interest expenses on borrowings" in the second paragraph of Section 4.1.2 of the Lease is hereby deleted and replaced with "except as specifically provided in this Lease with regard to amortization of capital improvement costs, interest on debt or amortization payments on any mortgages or deeds of trust or any other borrowings of Landlord."
9.  The second sentence of Section 7.1 of the Lease is hereby deleted in its entirety and replaced with the following new sentence: "Furthermore, Landlord agrees that to the extent that any applicable governmental authority determines that the Premises and the Building are not in compliance with any applicable federal, state, and municipal laws, ordinances and regulations (including, without limitation, the Americans with Disabilities Act and all laws with respect to Hazardous Materials and Environmental Laws), and such non-compliance existed as of the Commencement Date (without reference to any specific use, construction or personnel of Tenant), and any applicable governmental authority requires such compliance, Landlord shall be responsible for the costs of causing such compliance."
10. The phrase "cost or expenses, including judgments, incurred in connection with tort claims against Landlord (including the cost of investigating, defending or settling the same)" in the second paragraph of Section 4.1.2 of the Lease is hereby deleted and replaced with "cost or expenses, including judgments, incurred in connection with tort claims against Landlord (including the cost of investigating, defending or settling the same) not caused by Tenant or any of the Tenant Parties and for which Tenant has no liability or indemnification obligation pursuant to this Lease".
 11.  The phrase "payments to subsidiaries or affiliates of Landlord for goods or services which as a result of a non-competitive selection process materially exceed the cost of such goods or services if obtained by parties unaffiliated with Landlord" in the second paragraph of Section 4.1.2 of the Lease is hereby deleted and replaced with the following phrase: "except for management fees, any amounts paid to any person, firm or corporation affiliated with Landlord or any general partner, officer or director of Landlord or any of its general partners, to the extent same materially exceeds arms-length competitive prices paid in the Batavia, Illinois metropolitan area for the services or goods provided."
12.  The annual determination of Shared Expenses set forth in the Statement shall be reasonably made by Landlord and shall be binding upon Landlord and Tenant, subject to the provisions of this Section 5.  During the Term, Tenant may review, at Tenant's sole cost and expense, the books and records supporting such Statement in an office of Landlord, or Landlord's agent, during normal business hours, upon giving Landlord five (5) days advance written notice within ninety (90) days after receipt of such Statement, but in no event more often than once in any one (1) year period, subject to execution of a confidentiality agreement reasonably acceptable to Landlord, and provided that if Tenant utilizes an independent accountant to perform such review it shall be one that is reasonably acceptable to Landlord, is not compensated on a contingency basis and is also subject to such confidentiality agreement.  If Tenant fails to object to Landlord's Statement within ninety (90) days after receipt, or if any such objection fails to state with specificity the reason for the objection, Tenant shall be deemed to have approved such Statement and shall have no further right to object to or contest such Statement.  Any shortfall or excess revealed and verified by Tenant's audit shall be paid to the applicable party within thirty (30) days after that party is notified of the shortfall or excess to the extent such overage or shortfall has not previously been adjusted pursuant to this Lease.  In addition, if Tenant's inspection, review, or audit of the Shared Expenses reveals an overcharge of more than five percent (5%) of the total Shared Expenses, Landlord shall reimburse Tenant for the reasonable cost of the audit in an amount not to exceed $1,500.00 within thirty (30) days after Landlord's receipt of an invoice therefor.